                                                                      EXHIBIT 12

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The ratios of earnings to fixed charges are as follows:

                                      QUARTER ENDED
                                        MARCH 31         YEAR ENDED DECEMBER 31         AUGUST 14, 1992
                                      -------------   -----------------------------      (INCEPTION) TO
                                      1997    1996    1996    1995    1994    1993    DECEMBER 31, 1992(1)
                                      -----   -----   -----   -----   -----   -----   --------------------
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends(2)......................  2.88x   2.77x   2.66x   2.92x   2.69x   3.51x         15.45x

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(1) Operations of the Company commenced on August 14, 1992.

(2) For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, net earnings (before extraordinary charge from prepayment of debt in 1995) has been added to fixed charges and that sum has been divided by such fixed charges. Fixed charges consist of interest expense and amortization of deferred financing costs. There are no preferred stock dividends as no shares of preferred stock were outstanding for the periods presented.

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